Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-222662 on Form S-4 of our reports dated February 21, 2018, relating to the consolidated financial statements of McDermott International, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of McDermott International, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

March 23, 2018